EXHIBIT 5.1

Glen Y. Sato

(650) 843-5502

gsato@cooley.com

January 24, 2013

Affymax, Inc.

4001 Miranda Avenue

Palo Alto, CA 94304

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Affymax, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,400,000 shares (the “EIP Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan (the “2006 EIP”) and 175,000 shares (the “ESPP Shares”) of Common Stock issuable pursuant to the Company’s 2006 Employee Stock Purchase Plan (the “2006 ESPP”).

In connection with this opinion, we have examined the 2006 EIP and the 2006 ESPP, the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the EIP Shares and ESPP Shares, when sold and issued in accordance with the 2006 EIP and 2006 ESPP, respectively, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

3175 HANOVER STREET, PALO ALTO, CA 94304-1130  T: (650) 843-5000  F: (650) 849-7400  WWW.COOLEY.COM